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                                                                EXHIBIT 5.21

                             CONSULTING AGREEMENT

This Agreement made as of the 1st day of June, 1998.


BETWEEN:

          RECONNAISSANCE TECHNOLOGIES INC., a body corporate incorporated under the laws of the Province of British Columbia, and having its head office at Vancouver, British Columbia

          (herein called the "Company")

                                                              OF THIS FIRST PART

AND:

          RICK MARK & ASSOCIATES, an unincorporated entity having an office at 5660 Honeysuckle Place, North Vancouver, British Columbia, V7R 4S4

          (herein called the "Consultant")

                                                              OF THE SECOND PART


W H E R E A S:

A. The terms and conditions contained herein, the Company desires to retain the services of Consultant to advise the Company with respect to certain financing matters; and

B. Consultant acknowledges and affirms that it is sophisticated in financing matters, has the requisite expertise for the advice being rendered by it to the Company pursuant hereto and is deriving substantial benefit from its association with the Company for the limited purposes discussed herein.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants, terms and conditions contained herein, the Company and Consultant agree as follows:

1         Term
          ----

1.1 Unless otherwise terminated pursuant to the terms hereof, the term of this Agreement shall commence on June 1, 1998 and shall expire on the earlier of November 30, 1999 or the completion of an Initial Public Offering (as hereinafter defined), of the Company's common shares.

2         Services
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2.1       During the term of this Agreement, the Consultant agrees to consult with the Board of Directors and officers of the Company and its subsidiaries regarding certain financing and strategic matters including, without limitation, acquisitions, mergers, and corporate financing transactions (the "Consulting Services"). Consultant shall render the Consulting Services at such times and at such places, as may be reasonably required.

2.2 The parties hereto acknowledge that the Consulting Services are being provided during the term of this Agreement for the express purpose of assisting in financing the Company's growth, in order to qualify the Company for and commence trading of the Company's shares on a recognized stock exchange
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                                      -2-

in Canada, or upon the NASDAQ Small Cap Market in the United States. In connection with such stated goals, the Consulting Services shall include but shall not be limited to:

     (a) introducing the Company to certain investors, with a view to completing a private placement of the Company's shares (the "Private Placement") for minimum aggregate gross proceeds of (Cdn)$300,000,

     (b) coordinating and introducing the Company to appropriate parties in the Canada and elsewhere in order to facilitate the completion by the Company of an underwriting and contemporaneous listing (the "Initial Public Offering") on a recognized stock exchange in Canada or on the NASDAQ Small Cap Market including appropriate introductions and negotiations with Canadian or U.S. underwriters; and

     (c) coordinating and introducing the Company to potential investors in connection with any other financing transactions undertaken.

3         Compensation
          ------------

3.1 The Company shall pay the Consultant a fee of $5,000, plus G.S.T., per month, commencing on June 1, 1998 and continuing until the termination of this Agreement.

3.2 The Company shall reimburse the Consultant for all reasonable and customary out-of-pocket expenses incurred in performing its duties hereunder upon submission of proper documentation.

4         Financing
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4.1       The Company shall pay a cash bonus equal to 4% of all money raised by the Company prior to the Initial Public Offering and a cash bonus equal to 2% of all money raised through the Initial Public Offering to the Consultant, on closing of each financing. In the event that this Agreement is terminated by the Company, the Consultant will continue to be entitled to receive the aforementioned cash bonuses for any money raised within thirty (30) days after termination of this contract through contacts created by the Consultant.

4.2 The Company agrees to issue the Consultant such number of common shares of the Company as is equal to 2% of the number of common shares of the Company issued and outstanding on completion of the Private Placement. In connection therewith, the Company hereby grants to the Consultant, the option (the "Private Placement Option") to acquire, for no additional consideration on the day of the completion of the Private Placement, such number of common shares of the Company as is equal to 2% of the issued and outstanding common shares of the Company on completion of the Private Placement for no additional consideration. In the event that this Agreement is terminated by the Company, the Consultant will still be entitled to exercise the Private Placement Option if the Private Placement is closed within thirty (30) days of this Agreement being terminated.

4.3 The Company agrees to issue to the Consultant such number of common shares of the Company so that the Consultant will own, as of the completion of the Initial Public Offering, a total of 4% of the issued and outstanding common shares of the Company. In connection therewith, the Company hereby grants to the Consultant the option (the "Initial Public Offering Option") to acquire, for no additional consideration, on the day of the completion of the Initial Public Offering, such number of common shares of the Company so that the Consultant will own 4% of the issued and outstanding common shares on completion of the Initial Public Offering. In the event that this Agreement is terminated by the Company
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                                      -3-

the Consultant will still be entitled to exercise the Initial Public Offering Option if the Initial Public Offering is completed within sixty (60) days of this Agreement being terminated, unless the delay in the Initial Public Offering is caused by regulatory or filing delays.

4.4 The Company hereby grants an option (the "Consultant's Warrants") to the Consultant to acquire common shares of the Company equal to an aggregate of 2% of the number of common shares of the Company issued and outstanding on completion of the Initial Public Offering, at the price upon which the common shares are offered to the public in the Initial Public Offering, for a period of two years following the Initial Public Offering. Such price shall be subject to adjustment where required by the applicable regulatory authorities. The Consultant's Warrants are not exercisable until after the completion of the Initial Public Offering. In the event that this Agreement is terminated by the Company the Consultant will still be entitled to receive and exercise the Consultant's Warrants if the Initial Public Offering is completed within sixty
(60) days of this Agreement being terminated, unless the delay in the Initial Public Offering is caused by regulatory or filing delays.

5         Termination
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5.1       This Agreement may be terminated by Consultant by notice in writing to the Company at any time. In such event, Consultant shall no longer be entitled to any compensation under this Agreement, and all of the Company's obligations with respect to the issuance of shares pursuant to section 4 hereof shall immediately cease. Any options outstanding held by the Consultant shall immediately terminate and no longer be exercisable.

5.2 This Agreement may be terminated by the Company by notice in writing to the Consultant at any time during the term hereof and in any of the following events:

     (a) for cause, in which case the Consultant shall be entitled to seven (7) days notice or at the sole discretion of the Company to be paid the equivalent amount termination pay in lieu of such notice; or

     (b) if the Consultant is unable, as a result of a sickness, mental or physical disability of its personnel to perform the duties required hereunder for a period exceeding more than six (6) consecutive months, and in the reasonable opinion of the Board of Directors, will be unlikely to be capable of resuming such duties within the foreseeable future, in which event the Consultant will not be entitled to any notice.

For the purpose hereof "Cause" will include fraud, misappropriation, theft or embezzlement of any of the Company's property or any of its subsidiaries' property, any breach of the provisions this Agreement by the Consultant, and competence including gross or chronic misconduct or gross or chronic neglect of duties by Consultant or public of conduct of the Consultant which causes substantial detriment to the Company's reputation.

5.3 This Agreement may be terminated at the option of the Consultant without notice at any time. In the event that the Consultant terminates this Agreement prior to the expiration of the term hereof, the Consultant shall not be entitled to any bonuses pursuant to section 4 hereof, and shall only be entitled compensation accrued pursuant to section 3 up to the date of the termination of the Consultant.

5.4 This Agreement may be terminated at the option of the Company upon sixty (60) days written notice or, in lieu of such written notice, upon notice given together with the payment of $10,000.00 to the Consultant as termination payment and its consideration for the full release and discharge by the
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                                      -4-

Consultant of any rights, claims, recourse or rights of action which the Consultant has or may have against the Company or any of its subsidiaries in connection, or in respect of this Agreement.

6         Confidential Information
          ------------------------

6.1 The Consultant acknowledges that as a result of the provision of the Consulting Services, the Consultant and its personnel will acquire information about certain matters which are confidential to the Company which information is the exclusive property of the Company, including but not limited to;

     (a) information concerning product and service design and application including but not limited to, technical drawings, designs and concepts, software programs and source code, routines and formulas;

     (b) information concerning pricing and sales policies, techniques and concepts, including costing information, in respect of products and services provided or to be provided by the Company;

     (c) names and addresses, buying habits and preferences of customers of the Company; and

     (d)  names and addresses of shareholders and investors in the Company.

6.2 The Consultant acknowledges that the information referred to in this section could be used to the detriment of the Company. Accordingly, the Consultant undertakes on behalf of itself and its personnel, to treat confidentially all information and agrees not to disclose it to any third party either during the term of this Agreement or following the termination thereof, except as may be necessary to perform its duties hereunder, except with the written permission of the Company.

7         Company Obligations
          -------------------

7.1 The Company agrees to notify the Consultant promptly of all material information concerning the Company, its business and prospects and to furnish promptly to the Consultant copies of all reports and other filings made with securities regulatory authorities, all communications to shareholders and all audited and unaudited financial statements.

7.2 The Company agrees to provide the Consultant with adequate support materials and equipment to enable it to conduct ongoing investor relations activities.

7.3 The Company recognizes that the Consultant may have, either now or in the future, obligations imposed upon it by federal securities laws to verify independently certain information contained in releases about which the Consultant will be entitled to make responsible inquires of the Company's officers, employees, legal counsel and auditors with respect to such information.

8         Independent Contractor
          ----------------------

8.1 The Company and Consultant hereby acknowledge and agree that Consultant is performing services hereunder as an independent contractor for the Company and that nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, partners or joint ventures between the Company and Consultant. Consultant shall not possess and is not hereby granted any right or authority to assume or create any obligation or to enter into any agreement, whether express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner whatsoever.
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                                      -5-

The Consultant agrees to indemnify, defend and hold the Company and its subsidiaries harmless from and against any loss, liability, damage or claim arising out of any such obligation or agreement or act of Consultant or its personnel which binds the Company that is not approved in advance in writing by the President or the Company's Board of Directors. To the extent permitted by law, and its constating documents, the Company agrees to indemnify, defend and hold Consultant harmless from and against any loss, liability, damage or claim (including reasonable attorneys fees) arising out of his performance of specific Consulting Services requested by the Company in writing, provided that, the Company shall have no obligation to indemnify Consultant for any loss, liability, damage or claim arising from the fraud, recklessness or gross negligence on the part of Consultant.

8.2 The Company shall not be required to make any deductions from any payment made to Consultant hereunder, whether for state, federal or foreign income tax purposes, including but not limited to social security, income tax withholding, unemployment or disability insurance and other payroll tax requirement. Consultant will not be entitled to receive any vacation or illness payments. Consultant agrees that it shall be responsible for any and all other taxes and other payments due on any payment received by Consultant from the Company pursuant to the terms of this Agreement. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law or regulation on the Company for income, franchise or employment taxes or payments on any compensation to Consultant, excluding such payments which are imposed on the Company by law, as the employer's contribution towards such payments.

8.3 The Consultant acknowledges that as an independent contractor the Company will not be responsible for and will not acquire, for or on behalf of the Consultant, or others for whom the Consultant is responsible, insurance of any kind and, as such, the Consultant agrees, to the extent that it deems necessary, to maintain adequate insurance to protect Consultant (and employees of Consultant) from the following: (a) claims under worker's compensation and state disability acts; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Consultant; and (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which arise out of any negligent act or omission of Consultant.

9         General
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9.1       Consultant may not assign Consultant's rights or delegate Consultant's duties under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void.

9.2 Because the Consulting Services are personal and unique and because Consultant will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

9.3 This Agreement will be governed by and construed in accordance with the substantive laws of British Columbia, Canada. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

9.4 Any notices under this Agreement will be sent by facsimile, or by certified or registered mail, return receipt requested, to the address specified by the parties in writing. Such notice will be effective upon its mailing as specified.


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                                      -6-

9.5 This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.6 Consultant acknowledges that it has been advised to consult with its own attorneys and tax advisers in connection with this Agreement and the obligation hereunder and further that it is solely responsible for compliance by the Consultant with applicable laws including, without limitation, applicable tax legislation.


IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first above written.


RECONNAISSANCE TECHNOLOGIES INC.


Per: ___________________________



RICK MARK & ASSOCIATES


Per: ___________________________